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                                                                 EXHIBIT 3.1.3.1

                            CERTIFICATE OF AMENDMENT
                                       TO
                          CERTIFICATE OF INCORPORATION
                                OF AUDIBLE, INC.


     AUDIBLE, INC., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

     FIRST:    In a meeting duly called on April 18, 1999, the Board of
Directors of the Corporation adopted resolutions pursuant to Section 242 of the General Corporation Law of the State of Delaware, setting forth amendments to the Certificate of Incorporation of the Corporation (the "Certificate") and declaring said amendments to be advisable. The stockholders of the Corporation duly approved the proposed amendments in accordance with Section 242 of the General Corporation Law of the State of Delaware by written consent in lieu of a meeting, dated April 22, 1999, pursuant to and in accordance with Section 228 of the General Corporation Law of the State of Delaware. The resolutions setting forth the amendments are as follows:

          RESOLVED: That the first paragraph of Article FOURTH of the
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Certificate of Incorporation be and hereby is deleted in its entirety and replaced as follows:

          "FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 50,000,000 shares of common stock, $.01 par value per share (the "Common Stock") and (ii) 19,843,000 shares of preferred stock, $.01 par value per share (the "Preferred Stock"), of which
(i) 534,000 shares are designated Series A Convertible Preferred Stock, $.01 par value per share (the "Series A Stock"), (ii) 534,000 shares are designated Series A-1 Convertible Preferred Stock, par value $.01 per share (the "Series A-1 Preferred Stock"); (iii) 2,100,000 shares are designated Series B Preferred Stock, $.01 par value per share (the "Series B Preferred Stock"); (iv) 2,300,000 shares are designated Series C Preferred Stock, $.01 par value per share (the "Series C Preferred Stock"), and (v) 4,375,000 shares are designated Series D Preferred Stock, par value $.01 par value per share (the "Series D Preferred Stock"). As used herein, the term "Series A Preferred Stock" means the Series A Stock and the Series A-1 Preferred Stock share-for-share alike and without distinction, as except as the context otherwise requires."

          RESOLVED: The following paragraph be inserted as the new first
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paragraph under Article FOURTH (B) of the Certificate of Incorporation:

          "B.  Preferred Stock.
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          The Board of Directors expressly is authorized, subject to limitations prescribed by the Delaware General Corporation Law and the provisions of the Certificate of
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Incorporation of the Corporation, to provide, by resolution and by filing a certificate pursuant to the Delaware General Corporation Law, for the issuance from time to time of the shares of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and other rights of the shares of each such series and to fix the qualifications, limitations and restrictions thereon, including, but without limiting the generality of the foregoing, the following:

          (1) the number of shares constituting that series and the distinctive designation of that series;

          (2) the dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

          (3) whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

          (4) whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

          (5) whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption rates;

          (6) whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

          (7) the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

          (8) any other relative powers, preferences, and rights of that series, and qualifications, limitations or restrictions on that series."

     SECOND:   This amendment to Certificate of Incorporation shall be effective as of the date set forth below.

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     IN WITNESS WHEREOF, Audible, Inc. has caused this Certificate to be signed by Andrew J. Huffman, its President and Chief Executive Officer this 22nd day of April, 1999.


                              AUDIBLE, INC.



                              By: /s/  Andrew J. Huffman
                                  -------------------------------------
                                  Andrew J. Huffman
                                  President and Chief Executive Officer

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